Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             For the periods ended March 28, 1996 and March 30, 1995
         ---------------------------------------------------------------
                      (in thousands, except per share data)


                                                    First Quarter
                                                 -------------------
                                                    1996      1995
                                                 --------- ---------
Net income                                       $     769  $  1,960
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                                  (160)     (158)
                                                  --------- ---------

Net income applicable to computation              $    609  $  1,802
                                                  ========  ========
Weighted average common shares
  assuming no dilution                              38,286    37,647
   Common equivalent shares
    Additional shares applicable to
      restricted stock based on the
      market close price at the end
      of the period                                     --        21
    Additional shares applicable to
      stock options based on the
      weighted average market price                    949       937
                                                  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share                39,235    38,605

    Additional shares applicable to
      stock options based on the market
      close price at the end of the period              42       169

   Conversion of preferred stock at
    the stated rate                                    978     1,008
                                                  --------  --------
Weighted average common shares
  assuming full dilution                            40,255    39,782
                                                  ========  ========

Net income per common and common
  equivalent share                                $    .02  $    .05

Net income per common share assuming
  full dilution                                   $    .02  $    .05